Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statement (Registration No. 333-75070) on Form S-8 of INVESTools Inc. of our report dated February 24, 2003, with respect to the consolidated balance sheet of INVESTools Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, comprehensive income (loss) stockholders’ equity and cash flows for the year ended December 31, 2002 which report appears in the December 31, 2002 annual report on From 10-K of INVESTools Inc.  The audit report covering the December 31, 2002 financial statements refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

Our report refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP
KPMG LLP
Houston, Texas
March 18, 2003